Exhibit 10.1

SETTLEMENT AGREEMENT AND MUTUAL RELEASE OF ALL CLAIMS

THIS SETTLEMENT AGREEMENT AND MUTUAL RELEASE OF ALL CLAIMS (the “Settlement and Release” or “Agreement”) is entered into this 31st day of October, 2014 (“Effective Date”) between MyGO Games Holding Co., My Go Games, LLC (collectively hereinafter “MyGo”) and Daniel Hammett (“Hammett”) and Great Outdoors, LLC (“Great Outdoors”).

RECITALS

WHEREAS, MyGo Games, LLC (“MGG, LLC”) and Hammett entered into an Employment Agreement dated May 1, 2014, (the “Hammett Agreement”) pursuant to which Hammett was hired as MyGo Games, LLC’s Chief Executive Officer (“CEO”);

WHEREAS, on or about May 1, 2014, Hammett was duly and properly elected to the Board of Directors of MyGo Games Holding Co. (“Board”);

WHEREAS, Great Outdoors currently possesses shares of MyGo common stock;

WHEREAS, MyGo, by and through its attorneys, instituted an action, now pending in the District Court of Travis County, Texas (Cause No. D-1-GN-14-003406) (the “Action”) alleging breach of fiduciary duty, conspiracy, and unjust enrichment in connection with Hammett’s allegedly inappropriate and/or unlawful acts, omissions and/or conduct (“Allegations”) as CEO of MyGo Games, LLC and member of the Board of MyGo Games Holding Co.;

WHEREAS, Hammett asserts that MGG, LLC breached its obligations under the Hammett Agreement and that he is entitled to termination based upon resignation for Good Reason (as defined in the Hammett Agreement) and that he has suffered damages for which he intends to pursue all available remedies;

WHEREAS, both parties dispute and deny all Claims and Allegations stated and implied in the Action;

WHEREAS, each party has been advised of their respective potential rights, liabilities, and obligations, if any, in connection with the Action and the Hammett Agreement and considers it to be in their respective best interests to compromise and settle all potential claims and defenses upon the terms and conditions set forth in this Settlement and Release;

WHEREAS, the parties enter into this Settlement and Release without admitting or conceding any liability, and solely for the purpose of resolving without further cost or disturbance all actual and potential disputes between them;

NOW, THEREFORE, in consideration of the mutual promises, agreements, covenants and representations contained herein, and for other good and valuable consideration, including, but not limited to the payments set forth below and the releases contained herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the Parties agree and covenant as follows:

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AGREEMENT

1. Payment.  Hammett agrees to resign all employment with MyGo, as well as withdraw any objections to his resignation from the Board of Directors.  In exchange, MyGo agrees to pay Hammett Twenty Five Thousand Dollars ($25,000.00), and shall provide Hammett with a 1099 at the end of 2014 for such payment. Hammett will be paid via wire transfer upon execution of this settlement agreement by all parties.

2. Resignation and Termination of Hammett Agreement.  Upon signing this settlement, Hammett shall tender a properly executed letter to MyGo Games Holding Co., indicating that he withdraws all objections to his September 4, 2014, resignation from the Board of Directors.  The parties hereby further acknowledge that the Hammett Agreement was terminated on October 12, 2014.  Except as to those terms and provisions otherwise specifically addressed in this Settlement and Release, neither party shall have any further obligation under the Hammett Agreement whatsoever, even as to any provisions which by intent or design are to otherwise survive termination.

3. Covenant Not to Compete: As further consideration for this Settlement and Release, Hammett hereby agrees that for one (1) year following the Effective Date, he will not operate, design, market, or otherwise work in the hunting games industry, either in his own name or in association with others.  He further agrees that he will not offer his services as a consultant, employee, independent contractor or otherwise in the hunting games industry, whether directly or indirectly. The term “hunting games industry” includes, but is not limited to hunting games designed for use on gaming consoles, mobile devices, tablets, computers, internet, or other online forums.  Moreover, it is specifically understood and agreed that this covenant and agreement may be enforced by suit for injunction, monetary damages, or both, and without a bond being required or posted.

4. Stock and Options.  Hammett and/or Great Outdoors, LLC shall release and forfeit all MyGo common stock and all of the option rights afforded to them under the Hammett Agreement or Merger between OBJ Enterprises and Great Outdoors, and return all issued and outstanding stock certificates and option grant documents within three (3) business days of the Effective Date.  In exchange thereof, MyGo shall cause to be issued to Hammett Seven Million Five Hundred Thousand (7,500,000) shares of common stock of MyGo Games Holding Co. (“Retained Stock”).  The Retained Stock shall be fully vested, subject to applicable waiting periods prescribed by the United States Securities Act of 1933, as amended (the “Securities Act”) and any applicable state securities laws.  Hammett further agrees to a prohibition on the sale of more than 750,000 shares per quarter for a period of eighteen (18) months.  The Retained Stock will be issued to Hammett pursuant to Section 4(a)(2) and/or Rule 506 of Regulation D under the Securities Act and pursuant to similar exemptions from any applicable state securities laws on the basis of Hammett’s representation to MyGo Games Holding Co. that Hammett is currently an “accredited investor” who satisfies one or more of the criteria set forth in Rule 501(a) of Regulation D under the Securities Act.  Hammett acknowledges that (i) the Retained Stock have not been registered under the Securities Act or any applicable state securities laws and shall be “restricted securities” within the meaning of Rule 144 under the Securities Act; (ii) that the Retained Stock cannot be sold by Hammett unless at the time of the sale there is an exemption from the registration requirements of the Securities Act and any applicable state securities laws and, if required by the transfer agent, Hammett has provided to the transfer agent of MyGo Games Holding Co. a legal opinion of counsel of recognized standing in form and substance reasonably satisfactory to the transfer agent to such effect and (iii) the Retained Stock cannot be offered, sold, pledged or otherwise transferred, directly or indirectly, except pursuant to registration under the Securities Act or pursuant to an available exemption therefrom and in each in accordance with any applicable state securities laws and the certificates representing such securities will bear a legend to this effect.  Within fifteen (15) days of the Effective Date, MyGo shall secure all necessary actions and resolutions of the Board as well as provide to Hammett all the applicable documents and agreements necessary to consummating the granting and issuance of the Retained Stock.

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5. Dismissal of Complaint.  Within five (5) days of the Effective Date, MyGo shall dismiss the Action against Hammett without prejudice, with each party to bear its own fees and costs, but within nine (9) months of the Effective Date, the dismissal shall be with prejudice.

6. SEC Filing:  As soon as practicable, but in no event later than four (4) business days following the Effective Date, MyGo shall file the attached Form 8-K describing the material terms of this settlement agreement as required by Items 1.01, 3.02 and 5.02 of Form 8-K, stating the following in relation to Hammett’s resignation from the Board of MyGo Games Holding Co.:

On October 30, 2014, Mr. Daniel Hammett and the company reached an agreement to settle certain claims and disputes between the parties.  As a result of the settlement, the parties recognize and agree that on September 4, 2014, Mr. Hammett resigned from the Board of Directors of the company.  The resignation was in relation to the previous disagreements between the company and Mr. Hammett. The terms of the settlement agreement are set forth in Item 1.01 hereof and are incorporated herein by reference. The company performed an investigation into the previously announced concerns related to Mr. Hammett and after carefully reviewing such results, the parties desired to avoid the uncertainties, risks, and costs of litigation. Therefore, the parties have agreed to settle, compromise, and resolve the alleged claims and disputes between them pursuant to the terms of the settlement agreement. Mr. Hammett was provided a copy of this disclosure prior to its filing with the SEC and pursuant to the requirements of Item 5.02(a)(3), Mr. Hammett has informed the company that he agrees with the disclosure as set forth herein and will not be providing the company with a letter to be filed herewith.

Hammett agrees with the above disclosure regarding the circumstances surrounding his resignation and agrees that so long as MyGo files an 8-K with the above disclosure regarding his resignation as a director he will not furnish the company a letter pursuant to Item 5.02(a)(3) of Form 8-K to be filed with the Form 8-K or as an amendment thereto.

7. Release by MyGo.  MyGo, for itself, its corporate parents and subsidiaries, related affiliates, officers, directors, employees, shareholders, agents, attorneys and assigns, hereby irrevocably and unconditionally releases and forever discharges Hammett and Great Outdoors, LLC, their corporate entities and related affiliates, subsidiaries, shareholders, successors, successors and predecessors, and all of their past, present and future heirs, employees, agents, attorneys, officers, directors and trustees, as well as other persons and entities acting on their behalf, from any and all claims, liens, demands, obligations, actions, causes of actions, counts, damages, liabilities, losses, fees, costs or expenses, of any nature whatsoever, known or unknown, ascertained or not ascertained, suspected or unsuspected, existing or claimed to exist, from the beginning of time to the date of signing this Settlement and Release, including, but not limited to, those arising out of, or in any way related to, the Action, any claims regarding Shahid Ramzan and/or Umur Ozal, the Hammett Agreement between the parties, or that were asserted or could have been asserted in the Action.

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8. Release by Hammett.  Hammett and Great Outdoors, LLC, for themselves, their agents, attorneys and assigns, hereby irrevocably and unconditionally releases and forever discharge MyGo, its affiliates, parents, subsidiaries, shareholders, successors, and predecessors, and all of their past, present and future heirs, employees, agents, attorneys, officers, directors and trustees, as well as other persons and entities acting on their behalf, from any and all claims, liens, demands, obligations, actions, causes of actions, counts, damages, liabilities, losses, fees, costs or expenses, of any nature whatsoever, known or unknown, ascertained or not ascertained, suspected or unsuspected, existing or claimed to exist, from the beginning of time to the date of signing this Confidential Settlement and Release arising out of, or in any way related to, the Action, the Hammett Agreement between the parties, or that were asserted or could have been asserted in the Action.

9. Acknowledgement of Compromise.  MyGo, Hammett, and Great Outdoors, LLC represent and warrant that they understand that this settlement is a compromise of disputed claims entered into voluntarily by all parties to avoid the expense and inconvenience of litigation and that this Settlement and Release, including any exhibits and attachments hereto, does not constitute an admission of liability by either party and further shall not be used by MyGo,  Hammett, or Great Outdoors, LLC, or their respective heirs, agents, representatives, or any other party as evidence of, or an admission of, any improper conduct by either party.

10. Return of MyGo Property.  Hammett agrees that within fourteen (14) business days, he will return any and all devices, keys, expenditure receipts, or other MyGo property in his possession, custody, and control, or that he has access to.  In exchange, MyGo agrees to pay costs and fees in Invoice No. 16325 from Triangle Law Firm in the amount of $16,199.64, and costs and fees in Ruffin Court Reporting Invoice Nos. 6130 and 6158 in the amount of $6,286.75.

11. Non-Disparagement.  Each party agrees that it shall not make any disparaging communications concerning the other related to the Action, Hammett Agreement, any services that are the subject of this Action or any of the events that are the subject of the Action.  In the event MyGo receives any inquiry as to Hammett’s employment status, the response shall be strictly limited to dates of employment and confirmation of compensation.

12. Exclusive Agreement and Amendment.  The parties agree and acknowledge that there are no contemporaneous oral agreements between the parties.  No change, modification, rescission or waiver of any provision of this Settlement and Release shall be valid or binding unless it is in writing and signed by all the respective parties to this Settlement and Release.

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13. Governing Law.  This Settlement and Release shall be construed in accordance with Texas law.  All parties participated in the preparation of this Settlement and Release and, in the event of any claim arising from a breach of this Settlement and Release, its language shall not be construed against or in favor of either party because of such party’s participation in the preparation of the Agreement.

14. Attorneys’ Fees.  If any proceeding is brought for the enforcement, interpretation, modification, or termination of this Settlement and Release, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs incurred in connection with that proceeding, in addition to any other costs or relief to which the party may be entitled.

15. Performance.  The parties shall take all necessary steps to effectuate this Settlement and Release.

16. Severability.  If any portion of this Settlement and Release is held to be unenforceable, the remainder of the Agreement shall remain in full force and effect.

17. Counter Parts.  This Settlement and Release may be executed in any number of counterparts and the parties agree that each shall be deemed an original.  This document shall have no force and effect until and unless signed by all parties listed below.

IN WITNESS HEREOF, the undersigned have affixed their signatures this 31st day of October, 2014.

DANIEL HAMMETT	MYGO GAMES HOLDING CO.

By:	By:

GREAT OUTDOORS, LLC	MYGO GAMES, LLC

By:	By:

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CAUSE NO. D-1-GN-14-003406

MYGO GAMES HOLDINGS CO;	§	IN THE DISTRICT COURT OF
MYGO GAMES, LLC	§
§
Plaintiffs,	§
§
v.	§	TRAVIS COUNTY, TEXAS
§
DANIEL HAMMETT	§
§
Defendants.	§	98th JUDICIAL DISTRICT

PLAINTIFFS' MOTION FOR ENTRY OF
AGREED ORDER OF DISMISSAL

COMES NOW, MyGo Games Holdings Co. and MyGo Games, LLC (“MyGo”), Plaintiffs herein, by and through their attorneys, and present this Motion for Entry of an Agreed Order of Dismissal without Prejudice as to Daniel Hammett (“Hammett”), until July 24, 2015, and thereafter the dismissal shall be with prejudice.  Defendant Hammett stipulates and agrees to the entry of an order dismissing the Petition as to Hammett and any Counterclaims without prejudice, each party to bear its own fees and costs. The parties request that the Court enter the enclosed order dismissing this case without prejudice, each party to bear its own fees and costs.

Respectfully submitted,

WICK PHILLIPS GOULD & MARTIN, L.L.P.

By:           /s/ J. Sean Lemoine
J. Sean Lemoine
Texas State Bar No. 24027443
Rusty J. O’Kane
Texas State Bar No. 24088149

3131 McKinney Avenue, Suite 100
Dallas, Texas  75204
Telephone: (214) 692-6200
Facsimile: (214) 692-6255

ATTORNEYS FOR PLAINTIFFS

CAUSE NO. D-1-GN-14-003406

MYGO GAMES HOLDINGS CO;	§	IN THE DISTRICT COURT OF
MYGO GAMES, LLC	§
§
Plaintiffs,	§
§
v.	§	TRAVIS COUNTY, TEXAS
§
DANIEL HAMMETT	§
§
Defendants.	§	98th JUDICIAL DISTRICT

AGREED ORDER OF DISMISSAL WITHOUT PREJUDICE

This case is before the Court on Plaintiffs’ Motion for Entry of Agreed Order of Dismissal filed by counsel for Plaintiffs, and the Court being fully advised in the premises, it is hereby,

ORDERED AND ADJUDGED that all claims, counterclaims, and causes of action alleged or asserted against Daniel Hammett in the above-styled action are hereby DISMISSED WITH PREJUDICE until July 24, 2015, and thereafter all claims, counterclaims, and causes of action alleged or asserted against Daniel Hammett in the above-styled action are hereby DISMISSED WITH PREJUDICE.  Each party shall bear its own attorneys’ fees and costs.

SIGNED, this ___ day of November, 2014.

                                                                                                                        _________________________________
JUDGE PRESIDING